Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
THIS EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of this 31st day of May, 2013, by and among Essex Rental Corp. (“Essex”), Essex Crane Rental Corp. (“Essex Crane” and together with Essex, the “Company”) and Martin A. Kroll (“Executive”).
WHEREAS, the Company and Executive are party to that certain Employment Agreement, dated October 31, 2008 (the “Employment Agreement”) pursuant to which, among other things Executive serves as the Chief Financial Officer of Essex;
WHEREAS, Executive has tendered his resignation to the Company, and the Company has accepted such resignation, subject to the terms and conditions set forth in this Agreement;
WHEREAS, in connection with resignation of Executive’s employment with the Company, the Company has agreed to pay to Executive the amounts provided for herein, and to provide to Executive the benefits provided for herein, and Executive has agreed to accept such payments and benefits in lieu of any and all payments and benefits provided for in the Employment Agreement; and
WHEREAS, capitalized terms used herein have the meaning ascribed to such terms in the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:
1.Executive’s employment with the Company, in each capacity in which Executive is employed by the Company, and the Employment Agreement, will terminate effective as of June 30, 2013 (the “Separation Date”). During the period of time between the date of this Agreement and the Separation Date (the “Transition Period”), Executive shall report to the Company’s offices, except during the period commencing June 13, 2013 and ending on June 24, during which Executive shall take previously-scheduled vacation in accordance with the Company’s vacation policies, and shall make himself reasonably available for transition assistance requested by the Chief Executive Officer or Board of Directors of the Company. Executive shall reasonably cooperate with the Company during the Transition Period for purposes of transitioning the duties of Executive to his successor and/or other executives of the Company. Executive shall be entitled to the same compensation and benefits during the Transition Period as described in Section 4 of the Employment Agreement.
2.    Executive acknowledges and agrees that he is not entitled to any Bonus (as defined in the Employment Agreement) in respect of any prior year or the current year.
3.    Essex shall make the following payments to Executive from and after the Separation Date as follows:

(a)    in accordance with Essex’s normal payroll practices, $10,576.92 bi-weekly, representing Executive’s Base Salary through the Separation Date;
(b)    in accordance with Essex’s customary practices, payment of accrued but unused vacation, paid time off and personal days to be received by Executive on June 28, 2013;
(c)    in accordance with Essex’s customary practices, but not later than five business days following the Separation Date, Essex shall reimburse Executive for all expenses for which Executive is entitled to reimbursement in accordance with Section 4(e) of the Employment Agreement; and
(d)    in accordance with Essex’s normal payroll practices, and subject to Section 7 hereof, twenty-six (26) bi-weekly payments of $10,576.92, representing 100% of Executive’s Base Salary, commencing within two weeks of the Separation Date and ending on a date that is twenty-six (26) bi-weekly payroll periods after the date payment commenced. All such payments shall be payable in accordance with the Company’s normal payroll practices for its executives and key management personnel. Notwithstanding the foregoing, in the event Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder, to the extent required by Code Section 409A, payment pursuant to this subparagraph (c) shall instead commence on the first day of the seventh month following termination of employment and continue for twenty-six (26) bi-weekly payments thereafter. Each bi-weekly payment shall be treated as a separate payment for purposes of Section 409A.
The foregoing payments shall be subject to withholdings and deductions as required by applicable law.
4.    The Company shall continue to provide health benefits in accordance with Section 4(d) of the Employment Agreement for a period commencing within 30 days of the Separation Date and ending on a date that is twelve (12) months thereafter.
5.    The parties acknowledge that, prior to the date hereof, Essex granted Executive the non-qualified stock options described in Schedule A hereto (collectively, the “Options”). Notwithstanding any contrary provision of the Non-Qualified Stock Option Agreement pursuant to which the Options were granted (such agreements, the “Option Agreements” and each an “Option Agreement”), including, without limitation, Section 6 thereof, the parties agree that:
(a)    the option to purchase up to 111,773 shares of Essex’s common stock at an exercise price of $6.45 per share awarded to Executive as of March 18, 2010 (the “Forfeited Option”) shall be deemed forfeited and cancelled as of the date hereof (irrespective of the vesting schedule applicable to the Forfeited Option), and Executive shall surrender the original Option Agreement to the Company promptly following the date hereof; and
(b)    to the extent the Options (other than the Forfeited Option) are vested and exercisable as of the date hereof, each Option (other than the Forfeited Option), shall continue to be exercisable in accordance with its terms (other than a shortened exercise period) until the ten year anniversary of the Grant Date (as defined in the Option Agreement applicable to such Option). The unvested portion of any Option shall be forfeited and cancelled as of the Separation Date. For avoidance of

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doubt, Executive is vested in options to purchase a total of 194,925 shares for which the exercise period shall be extended until the ten year anniversary of the applicable Grant Date by reason of this Section 5(b), and such extension shall not be shortened in the event of Executive’s subsequent death or disability. The Company acknowledges that the provisions of this Section 5(b) have been authorized and approved by the Board or Compensation Committee of the Essex.
6.    Upon execution of this Agreement, the Employment Agreement shall be terminated in its entirety and neither party shall have any obligations thereunder, except that Sections 7, 8, 9, 10, 11, 14 and 19 of the Employment Agreement (the “Surviving Provisions”) shall remain in full force and effect; provided that (i) termination of Executive’s employment on the Separation Date shall not be deemed a termination by the Company for Cause or a resignation by Executive for Good Reason for purposes of Section 8 of the Employment Agreement; (ii) Executive’s obligations under Sections 8(a) and (b) of the Employment Agreement and the waiver and release under Section 7 hereof shall cease in the event that the Company ceases to make payments and provide benefits pursuant to Sections 3, 4 and 5 of this Agreement, and (iii) the Company’s obligation to make payments and provide benefits pursuant to Sections 3, 4 and 5 of this Agreement shall cease, and all of the Options (to the extent not forfeited and canceled pursuant to this Agreement) shall be deemed forfeited and canceled, in the event that Employee ceases to comply with his obligations under Section 8(a) and (b) of the Employment Agreement. The parties agree that the payments and benefits contemplated by Section 3, 4 and 5 of this Agreement shall be deemed to satisfy any obligations of the Company which may arise under Section 6(c)(iii) of the Employment Agreement. Notwithstanding the foregoing, the release of Executive’s obligations as provided in Section 6(ii) above shall not relieve the Company of the obligation to provide payments and benefits under this Agreement.
7.    Executive acknowledges that the payment(s) and benefits provided for in Sections 3, 4 and 5 of this Agreement are equal to or greater than any to which he may have otherwise been entitled under any existing Company separation, benefit or compensation policy and that such payments, together with other benefits conferred upon Executive hereunder, represent a negotiated compromise of any rights that Executive might have been entitled to under the terms of the Employment Agreement. In consideration of the foregoing, Executive hereby releases and forever discharges the Company, its present and former shareholders, members, managers, directors, officers, employees, agents, partners, parent, subsidiaries, affiliates, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment with the Company, and hereby covenants not to file a lawsuit, judicial action, or court complaint to assert such claims. This includes but is not limited to claims for breach of the Employment Agreement, attorneys’ fees or claims arising under federal, state or local laws prohibiting employment discrimination, including without limitation the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the New York State Human Rights Law, the New York City Human Rights Law, Illinois Human Rights Act and the Illinois Wage Payment and Collection Act. claims

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growing out of any legal restrictions on the Company’s right to terminate its employees, claims for breach of contract, libel, slander, wrongful discharge, compensation, misrepresentation, intentional infliction of emotional harm, or other tort or harassment based on any federal, state, or municipal statute or local ordinance relating to discrimination in employment, which claims Executive ever had, now has, or which he or his heirs, executors, administrators, successors, and/or assigns can, or may have for, or by reason of, any matter, cause, event or thing whatsoever, from the beginning of the world to the date of this Agreement. This Release does not limit Executive’s right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided Executive does not recover any monetary benefits in such proceeding.
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (i) any claim for retirement or health benefits arising under the Company’s benefits plans; (ii) any claim or right Executive may have under this Agreement; (iii) any obligation of indemnification or advancement of expenses to Executive under the Company’s bylaws, certificate of incorporation, state law or otherwise (to the extent applicable); or (iv) insurance coverage under any insurance policies (to the extent applicable), including but not limited to coverage under directors’ and officers’ liability insurance policies.
8.    Executive shall return to the Company on or promptly following the Separation Date any Company property in his possession, custody or control. In the event Executive has any Company property in electronic form, he shall delete the same without retaining any copies thereof. In the event Executive later finds any Company property which he has inadvertently kept, he shall promptly return same.
9.    During such time as payments are being made to Executive pursuant to this Agreement, Executive shall make himself reasonably available by telephone or email, subject to Executive’s schedule, to answer questions from time to time regarding Company matters with which Executive is familiar. Executive shall cooperate with the Company, at mutually agreed to times and places, and subject to Executive’s availability, in connection with any litigation or arbitration matters or any regulatory inquiries in which the Company is or becomes involved and which concern matters in which Executive was involved while employed, for which Executive’s assistance is reasonably requested by the Company; provided, however, that the Company (i) promptly pays any reasonable legal expenses incurred by Executive in order to comply with the provisions of this Section 9 upon receipt of an invoice therefor, (ii) agrees to pay Executive for his time at a rate of $200 per hour, and (iii) agrees to pay for all reasonable and documented travel expenses incurred by Executive in order to comply with the provisions of this Section 9.
10.    The Company agrees to provide Executive a reasonable opportunity to review and provide input for consideration by the Company prior to issuing any press release announcing Executive’s departure from employment with the Company.
11.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

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12.    Executive understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Executive acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of the release included herein before acting on it.
13.    Executive has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire understanding between Executive and the Company. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Executive acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.
14.    Any notice required or permitted under this Agreement shall be in writing and shall be sent by regular mail, personal delivery or facsimile or other electronic transmission to such party at the address set forth below or such other address as a party hereto shall have last designated by notice to the other party. Notice shall be deemed delivered when actually delivered to such address.
To the Company:
Essex Crane Rental Corp.
1110 Lake Cook Road, Suite 2220
Buffalo Grove, Illinois 60089
Fax: (847) 215-6535
Email: rschad@essexrentalcorp.com
Attention: Chief Executive Officer
With a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Todd J. Emmerman
Fax: (212) 940-8776
Email: todd.emmerman@kattenlaw.com

To Executive:

Martin Kroll
Address redacted
With a copy (which shall not constitute notice) to:

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Seyfarth Shaw LLP
131 S. Dearborn Street, Suite 2400
Chicago, Illinois  60603
Attention to redacted
15.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to New York’s internal law governing conflict of laws.
16.    Executive may revoke his agreement to the terms hereof at any time during the seven-day period (the “Revocation Period”) following the date hereof by delivering written notice of his revocation to the Company. This Agreement shall become effective upon the expiration of the Revocation Period.
17.    The parties agree that all obligations of the Company herein shall be binding on the Company’s successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive, his heirs and legal representatives.
18.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Separation Agreement and Release on the day and year set forth above.

/s/ Martin A. Kroll
Martin A. Kroll
Dated: 5/31/2013

ESSEX CRANE RENTAL CORP.

By: /s/ Ronald Schad
Name: Ronald Schad
Title: President and Chief Executive Officer

ESSEX RENTAL CORP.

By: /s/ Ronald Schad
Name: Ronald Schad
Title: President and Chief Executive Officer

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Schedule A
Options

Grant Date	Number of Shares	Exercise Price	Vested Portion
December 18, 2008	129,950	$4.50	100%
March 18, 2010	111,773	$6.45	100%
January 14, 2011	24,808	$5.58	16,539 shares
January 14, 2011	72,654	$5.58	48,436 shares

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